Exhibit 99.1
Cadence Announces Accounting Review and Postpones Release of Third Quarter 2008
Financial Results and Webcast
Reaffirms Third Quarter 2008 Guidance
SAN JOSE, Calif., —Oct. 22, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that it is reviewing, in conjunction with the company’s independent accountants and legal advisors, the recognition of revenue related to customer contracts signed during the first quarter of 2008.
Cadence initiated the review after preliminarily determining during its regular review of its third quarter results that approximately $24 million of revenue relating to these contracts was recognized during the first quarter of 2008, but should have been recognized ratably over the duration of the contracts commencing in the second quarter of 2008. Cadence expects to restate its financial statements for the first quarter of 2008 and the first half of 2008 to correct the revenue recognition with respect to these contracts.
Cadence will release its third quarter 2008 financial results and conduct a Webcast as soon as practicable.
Reaffirmation of Expected Third Quarter Results
Cadence reaffirms the expected third quarter 2008 results provided in its press release of October 15, 2008. For the third quarter of 2008, the company expects results to be in line with the business outlook previously announced on July 23, 2008. Total revenue is estimated to be in the range of $235 to $245 million. Third quarter GAAP net loss per share is estimated to be in the range of $(0.27) to $(0.25). Net loss per share using the non-GAAP measure defined below is estimated to be in the range of $(0.11) to $(0.09). These results are preliminary and subject to the company’s management completing its quarterly close. In addition to using GAAP results in evaluating Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income, which excludes, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, certain termination and legal costs, integration and acquisition-related costs, gains or losses and expenses or credits related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges and credits, losses on extinguishment of debt and equity in losses (income) from investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial results with their most direct comparable GAAP financial results, including the reconciliation of non-GAAP financial results with GAAP financial results for the quarter ended June 28, 2008 set forth in our press release of July 23, 2008, which can be found in the investor relations portion of our website at www.cadence.com/cadence/investor_relations.
The statements contained above regarding the company’s financial statements for fiscal year 2008, the possible restatement of such financial statements and the company’s third quarter outlook in the Reaffirmation of Expected Third Quarter Results section include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; (ii) the mix of products and services sold and the timing of significant orders for its products, including the possibility that our shift to a ratable license structure may result in changes in the mix of license types; (iii) change in customer demands; (iv) economic and industry conditions in regions in which Cadence does business; (v) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; (vi) capital expenditure requirements; legislative or regulatory requirements; interest rates and Cadence’s ability to access capital and debt markets; and (vii) the acquisition of other companies or technologies or the failure to successfully integrate and operate these companies or technologies Cadence acquires.
For a detailed discussion of these and other cautionary statements relating to Cadence, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended December 29, 2007 and the company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.
About Cadence
Cadence Design Systems, Inc. enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners
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